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                                                                       EXHIBIT 2


                                                                  EXECUTION COPY

                                   SELLER NOTE


THIS SUBORDINATED PROMISSORY NOTE (THIS "NOTE") AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THE SUBORDINATION AGREEMENT DATED AS OF EVEN DATE HEREWITH BY AND AMONG PAYEE, GENERAL ELECTRIC CAPITAL CORPORATION, AS AGENT (THE "AGENT") AND MAKER (THE "SUBORDINATION AGREEMENT").

THIS NOTE WAS ORIGINALLY ISSUED ON JUNE 30, 2003, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO THIS NOTE HAS BECOME AND REMAINS EFFECTIVE OR UNLESS PAYEE ESTABLISHES TO THE SATISFACTION OF MAKER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.


                          SUBORDINATED PROMISSORY NOTE


 U.S. $15,125,000                                                   New York, NY
                                                                   June 30, 2003


         FOR VALUE RECEIVED, the undersigned, Standard Motor Products, Inc., a New York corporation (hereinafter "MAKER"), hereby promises to pay to the order of Dana Corporation, a Virginia corporation ("PAYEE"), at 4500 Dorr Street, Toledo, Ohio 43615, or such other place as Payee may from time to time designate in writing, the principal sum of Fifteen Million One Hundred Twenty-Five Thousand Dollars ($15,125,000) in lawful money of the United States of America, together with interest accruing thereon from the date hereof, at the rates and times hereinafter provided. Capitalized terms used but not defined in this Note have the respective meanings assigned to such terms in the Asset Purchase Agreement, dated as of February 7, 2003 (the "AGREEMENT"), by and among Payee, certain of its Subsidiaries and Maker.

 1. INTEREST. Interest hereunder shall accrue monthly on the unpaid principal balance of this Note beginning on the date this Note is issued, and continuing monthly thereafter until maturity. The rate of interest will be 9% per annum from the date this Note is issued until the first anniversary thereof and will thereafter increase by one-half of a percentage point (0.5%) on each anniversary of such date until all amounts owed under this Note are paid in full. Notwithstanding the foregoing, during the continuance of an Event of Default the rate of interest will be an additional 2% per annum over the rate determined in accordance with the preceding sentence. Interest due and payable hereunder will be computed based on the actual number of days elapsed in a 360-day year.

2. PAYMENT TERMS. All accrued and unpaid interest shall be due and payable in arrears on the first Business Day after the end of each calendar quarter, commencing with the

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         calendar quarter ending on September 30, 2003. The principal balance shall be due and payable on the date that is 5 years and 6 months after the date on which this Note is issued. At any time upon five (5) days' prior written notice to Payee, this Note may be prepaid by Maker in whole or in part without penalty or premium. Any such permitted prepayment under this Note shall first be applied to amounts due hereunder pursuant to Section 9 other than for principal or interest, second, to accrued and unpaid interest and last to principal.

3. COVENANTS OF MAKER. Maker shall provide Payee copies of (i) Maker's unaudited monthly consolidated balance sheet and profit and loss and cash flow statements; provided that Maker will not be obligated to provide such balance sheets or statements for the month of January;
         (ii) each notice from the Agent of any event of default or acceleration under the Senior Lending Agreements (as defined in the Subordination Agreement) and (iii) all amendments, modifications, supplements, extensions and restatements of or to the Senior Lending Agreements (as defined in the Subordination Agreement) promptly upon execution thereof.

4. ADJUSTMENT OF PRINCIPAL BALANCE. If the Purchase Price is adjusted pursuant to Section 3.3 of the Agreement, the principal amount of this Note shall automatically be reduced or increased, as the case may be, as provided in such Section. Upon receipt from Maker of a replacement promissory note providing for such reduced or increased principal amount, Payee shall promptly return this Note to Maker.

5. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "EVENT OF DEFAULT":

         (a) Maker fails to pay when due any principal, interest or other amount due under this Note and such failure continues for ten
                  (10) days after the same becomes due;

         (b) Maker fails to comply with any covenant in this Note and such failure continues uncured for thirty (30) days after Maker's receipt of notice of such failure;

         (c) The indebtedness owing under the Senior Loan Documents shall have been accelerated based upon the occurrence of an event of default under the Senior Loan Documents;

         (d) Maker becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors, or if a trustee or receiver is appointed for Maker or for the major part of its property and is not discharged within 90 days after such appointment;

         (e) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar laws for the relief of debtors, are instituted by or against Maker and, if instituted against Maker, are consented to by Maker or are not dismissed within 90 days after such institution; or

         (f) Maker is merged or consolidated with or into any Person, or Maker sells, leases or transfers all or substantially all of its assets to any Person.




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6.       ACCELERATION.  Subject to the Subordination Agreement:  upon the occurrence of an Event of Default under Section 5(d) or 5(e), all principal, interest and all other amounts then outstanding hereunder shall automatically mature and become immediately due and payable; and upon the occurrence of any other Event of Default, Payee may, at its option, declare the principal, interest and all other amounts then outstanding hereunder to be immediately due and payable.

7. REMEDIES. Subject to the Subordination Agreement, upon the occurrence of any Event of Default, Payee, at its option, may enforce or cause to be enforced any and all of the rights or remedies accorded to Payee under this Note or at law or in equity, by virtue of statute or otherwise.

8. FORM OF PAYMENT. All payments hereunder will be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

9. COSTS AND EXPENSES. In the event that any principal or interest due hereunder is not paid in accordance with this Note, Maker shall pay any and all reasonable costs and expenses incurred by Payee to collect or enforce the sums due hereunder, including, but not limited to, reasonable attorneys' fees and expenses.

10. NO WITHHOLDING. All payments hereunder shall be made without withholding on account of taxes, levies, duties or any other similar deduction whatsoever, or with such additional amounts as may be necessary in order that Payee, after such withholding, receives the full amount of interest then due and payable or intended to be prepaid.

11. WAIVER OF DEFENSES. Maker hereby waives presentment for payment, protest and demand, suretyship defenses and all other defenses in the nature thereof and notice of non-payment.

12. NO IMPLIED WAIVER. Payee shall not, by any act, delay, omission or otherwise, be deemed to waive any of its rights or remedies hereunder, unless such waiver be in writing and signed by Payee and Maker, and then only to the extent expressly set forth therein. A waiver on any such occasion shall not be construed as a bar to, or waiver of, any such right or remedy on any future occasion.

13. INTEREST RATE LIMITATION. Nothing herein contained, nor any transaction related thereto, shall be construed or so operate as to require Maker to pay interest at a greater rate than is now lawful or in any case to contract for, or to make any payment, or to do any act contrary to applicable law. Should any interest or other charges paid by Maker, or parties liable for the payment of this Note, in connection with the indebtedness evidenced by this Note or any other document delivered in connection with this Note, result in the computation or earning of interest in excess of the maximum legal rate of interest that is legally permitted under applicable law, then any and all such excess shall be, and the same hereby is, waived by Payee, and any and all such excess shall be automatically credited against and in reduction of the balance due under this Note, and the portion of said excess that exceeds the balance due under this Note shall be paid by Payee to Maker.

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14.      GOVERNING LAW AND SEVERABILITY. The provisions of this Note shall be construed according to the laws of the State of New York without regard to conflict of laws principles. If any provision hereof is in conflict with any statute or rule of law of the State of New York or is otherwise unenforceable for any reason whatsoever, then such provision shall be ineffective to the extent of such invalidity, and shall be deemed separable from and shall not invalidate any other provision of this Note.

15. NOTICES. All notices required or permitted hereunder shall be given in accordance with Section 13.4 of the Agreement.

16. BINDING EFFECT. This Note shall be shall be binding upon Maker and Maker's successors and assigns and shall inure to the benefit of Payee and its successors and assigns.

                                         STANDARD MOTOR PRODUCTS, INC., as
                                         Maker:


                                         By: /s/ James J. Burke
                                         Name:  James J. Burke
                                         Title:  Vice President Finance, CFO










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